Exhibit 10.23

Dr. Harris Lichtenstein
CEO
Omnimmune Corporation
4600 Post Oak Place Drive, Suite 352
Houston, TX  77027

Re:  That certain document entitled “Gift Agreement,” entered into by and among The Ohio State University Medical Center (the “University”), The Ohio State University Foundation (the “Foundation”) and Omnimmune Corp. (“Omnimmune”) as of the 18th day of April 2008 (the “Pledge”) – Payment Schedule Modification

As of July 11, 2008, the status of the commitments Omnimmune Corporation made to the Foundation in accordance with the Agreement to support research as conducted by Dr. Pravin Kaumaya at the University is as follows (the “Pledge”):

Pledge
Amount Pledged	$1,000,000
Amount Paid	$0
Amount Due	$1,000,000

Per the telephone conference call held prior to June 30th, 2008, the agreed upon payment schedule for the Pledge is outlined below.  Please note the first payment is due July 31, 2008 not June 30, 2008 as stated in the Pledge.  This letter serves as an amendment to the Pledge as follows (the “Amendment”):

•	$100,000 by 7/31/08
•	$100,000 by 12/31/08
•	$100,000 by 6/30/09
•	$100,000 by 12/31/09
•	$100,000 by 6/30/10
•	$100,000 by 12/31/10
•	$100,000 by 6/30/11
•	$100,000 by 12/31/11
•	$100,000 by 6/30/12
•	$100,000 by 12/31/12

Except as modified hereby, all of the terms and provisions of the Pledge shall remain in full force and effect.  This Amendment and Pledge shall constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior or contemporaneous agreements and understandings among the parties with respect thereto.

If you have any questions or concerns about these agreements, please contact me.

Sincerely,

/s/ Peter B. Weiler
Peter B. Weiler
Sr. Vice President for Development
President, The Ohio State University Foundation